UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2010

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road San Diego, CA 92121

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (858) 812-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Novatel Wireless, Inc. (the “Company”) has recently received reports of two incidents of battery overheating in its MiFi 2372 devices. The MiFi 2372 was introduced in December 2009 and currently is sold primarily in Canada.

While the Company does not comment on specific consumer incidents, it has been reported that some MiFi users have experienced difficulties opening the battery door. Some customers may have used sharp objects or excessive force to open the door. By doing this, users can inadvertently puncture the battery, causing the battery to over-heat.

The Company has redesigned the battery door for the MiFi 2372 to make the door easier to open and reduce the probability of user-induced battery damage. As a preventative measure, the Company has communicated an exchange program for its Canadian customers to replace their MiFi 2372 battery and battery door.

As a proactive measure, the Company has been shipping all new MiFi 2352 devices with the new battery door. The MiFi 2352, introduced in May 2009, is primarily for the European market.

The MiFi 2200 is sold in the United States and represents a significant majority of the MiFi units sold by the Company. The MiFi 2200 is a CDMA device with different design features and components than the MiFi 2372 and 2352. This issue does not affect the MiFi 2200.

Any product or battery issue is considered a matter of utmost importance to the Company. The Company’s top priorities are to serve its customers and end-consumers and to provide for the safe use of its products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATEL WIRELESS, INC.

By:	/s/ CATHERINE F. RATCLIFFE
Catherine F. Ratcliffe
Senior Vice President, Business Affairs, General Counsel and Secretary

Date: May 5, 2010